Exhibit (h)(4)

THRIVENT SERIES FUND, INC.

PARTICIPATION AGREEMENT

THIS AGREEMENT is made this      day of             ,          among THRIVENT SERIES FUND, INC., a corporation formed under the laws of Minnesota (the “Fund”), THRIVENT FINANCIAL FOR LUTHERANS, a life insurance company organized under the laws of the State of Wisconsin (the “Administrator”), and                      LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of                      (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Appendix A, as may be amended from time to time (the “Accounts”).

W I T N E S S E T H:

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the offer and sale of its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Fund desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Fund (the “Participating Insurance Companies”) and may sell its shares to certain qualified pension and retirement plans; and

WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets (the “Portfolios”); and

WHEREAS, the adviser to the Fund has obtained an order from the Securities and Exchange Commission (“Commission”) granting Participating Insurance Companies and their separate account(s) offering variable life insurance policies exemptions from the provisions of Section(s) 9(a), 13(a), 15(a) and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and nonaffiliated life insurance companies and certain qualified pension and retirement plans (the “Exemptive Order”); and

WHEREAS, the Administrator provides administrative services to the Fund; and

WHEREAS, the Company has registered or will register under the 1933 Act, unless exempt therefrom, certain variable life insurance policies and/or variable annuity contracts as listed on Appendix A, as may be amended from time to time (the “Contracts”); and

WHEREAS, the Company has registered or will register each Account, unless exempt therefrom, as a unit investment trust under the 1940 Act; and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company, to set aside and invest assets attributable to the Contracts; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares of the Portfolios at net asset value on behalf of each Account to fund the Contracts;

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE I

Sale of Fund Shares

1.1.    The Fund shall make shares of the Portfolios available to the Accounts at the net asset value next computed after receipt of such purchase order by the Fund (or its agent), as established in accordance with the provisions of the then current prospectus of the Fund. Shares of a particular Portfolio of the Fund shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Directors of the Fund (the “Directors”) may refuse to sell shares of any Portfolio to any person or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, in the best interest of such Portfolio and its shareholders.

1.2.    The Fund will redeem any full or fractional shares of any Portfolio when requested by the Company on behalf of an Account at the net asset value next computed after receipt by the Fund (or its agent) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Fund. The Fund shall make payment for such shares in the manner established from time to time by the Fund, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act.

1.3.    For the purposes of Sections 1.1. and 1.2., the Fund hereby appoints the Company as its agent for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts. Receipt by the Company shall constitute receipt by the Fund provided that: (a) such orders are received by the Company in good order prior to the close of the regular trading session of the New York Stock Exchange, and (b) the Fund receives notice of such orders by 9:00 a.m., New York time, on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading. The Fund will confirm receipt of each trade (ending share balances by account and Portfolio) by 1:00 p.m. New York time on the day the trade is placed with the Fund (using a mutually agreed upon format).

1.4    Purchase orders that are transmitted to the Fund in accordance with Section 1.3. shall be paid for on the same Business Day that the Fund receives notice of the order. Payment shall be made in federal funds initiated by wire by 2:00 p.m. New York time as long as the banking system is open for business. If the banking system is closed, payment will be transmitted the next day that the banking system is open for business. If payment is received by Fund after 2:00 p.m. New York time, the Company shall, upon Fund request, promptly reimburse Fund for any charges, costs, fees, interest or other expenses incurred in connection with advances, borrowings, or overdrafts.

1.5.    The Fund shall furnish notice, on or before ex-dividend date (using a mutually agreed upon format), to the Company of any income dividends or capital gain distributions payable on shares of any Portfolio. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions. For each calendar year, the Fund will provide Company with a dividend and capital gain payment schedule.

1.6    The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m., New York time (using a mutually agreed upon format). The Fund will promptly notify Company when and if the Fund does not communicate the net asset value per share by 6:30 p.m. New York time.

1.7.    The Fund agrees that its shares will be sold only to Participating Insurance Companies and their separate accounts and to certain qualified pension and retirement plans to the extent permitted by the Exemptive Order. No shares of any Portfolio will be sold directly to the general public. The Company agrees that the Fund shares will be used only for the purposes of funding the Contracts and Accounts listed in Appendix A, as amended from time to time. The Company agrees that the Fund share will be issued in book-entry form only.

1.8.    The Fund and the Company agree to cooperate on any in-kind distribution of securities of a Portfolio including obtaining any relief necessary from the Securities and Exchange Commission (the “Commission”).

1.9    The Fund agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.15. and Article IV of this Agreement.

ARTICLE II

Obligations of the Parties

2.1.    The Fund shall bear the costs of registering and qualifying the Fund’s shares, and of preparing and filing the Fund’s prospectus, registration statement, Fund sponsored proxy materials (or similar materials such as voting instruction solicitation materials), reports to shareholders, and all statements and notices required by federal or state law. The Fund shall pay all taxes on the issuance and/or transfer of the Fund’s shares.

2.2.    The Fund shall provide the Company, at the Fund’s expense, with as many copies of the Fund’s current prospectus, annual report, semi-annual report, or Fund sponsored proxy material as the Company may reasonably request in order to distribute, at the Company’s expense, to then-current owners of Contracts. If requested by the Company in lieu thereof, the Fund shall provide such documentation in electronic form acceptable to Company at the Fund’s expense once each year (or more frequently if the prospectus for the Fund is amended). The Fund shall bear the printing (or duplicating costs with respect to the statement of additional information) associated with the Fund’s current prospectus, statement of additional information, annual report, semi-annual report, Fund-sponsored proxy material or other shareholder communications, including any amendments or supplements to any of the foregoing, to the extent required to be provided by the Fund to its then-current shareholders, including the Company. The Company shall bear the mailing costs of distributing the Fund’s current prospectus, statement of additional information, annual report, semi-annual report, Fund-sponsored proxy material or other shareholder communications, including any amendments or supplements to any of the foregoing. The Fund shall not bear any costs of preparing, printing, recording, taping or disseminating sales literature or other promotional materials or the costs of printing and mailing to prospective Contract purchasers copies of the Fund’s prospectus, statement of additional information, periodic reports or other printed materials.

2.3.    The Fund shall provide the Company (at the Company’s expense) with as many copies of the Fund’s current prospectus as the Company may reasonably request for distribution to prospective purchasers of Contracts. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the current prospectus electronic form at the Fund’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the Fund’s prospectus printed for prospective Contract owners either separately or together with the prospectus for the Contracts (at the Company’s expense).

2.4.    The Company will bear the costs of registering the Contracts for sale, qualifying the Accounts including any registration, printing costs and mailing costs associated with the delivery of the Contracts’ current prospectuses and statements of additional information, private placement memoranda, annual and semi-annual reports, Contracts, Contract applications, sales literature or other promotional material, and Company-sponsored proxy materials and voting solicitation instructions.

2.5    The Company will bear the responsibility and corresponding expense for administrative and support services for Contract owners. The Fund recognizes the Company as the sole shareholder of shares of the Fund issued under this Agreement.

2.6.    The Company agrees and acknowledges that the Fund’s adviser, is the sole owner of the name and mark “Thrivent” and that all use of any designation comprised in whole or in part of Thrivent Financial for Lutherans or its affiliates (a “Thrivent Mark”) under this Agreement shall inure to the benefit of the Fund and the Administrator. Except as provided in Sections 2.8 and 2.9, the Company shall not use any Thrivent Mark on its own behalf or on behalf of the Accounts or Contracts in any registration statement, advertisement, sales literature or other materials relating to the Accounts or Contracts without the prior written consent of the Fund and its adviser. Upon termination of this Agreement for any reason, the Company shall cease all use of any Thrivent Mark(s) as soon as reasonably practicable.

2.7    The Fund agrees and acknowledges that Company or its parent are the sole owners of the name and mark                      and that all use of any designation comprised in whole or in part of                      under this Agreement shall inure to the benefit of Company. Except as provided in Section 2.12 and 2.13, the Fund shall not use any                      on its own behalf or on behalf of the Fund in any registration statement, advertisement, sales literature or other materials relating to the Fund without the prior written consent of Company. Upon termination of this Agreement for any reason, the Fund shall cease all use of any                      as soon as reasonably practicable.

2.8.    The Company shall furnish, or cause to be furnished, to the Fund or its designee, a copy of each Contract prospectus or statement of additional information in which the Fund or the Administrator is named prior to the filing of such document with the Commission. The Company shall also furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material including private placement memoranda, in which the Fund or the Administrator is named, at least ten Business Days prior to its use. No such material shall be used if the Fund or its designee reasonably objects to such use within ten Business Days after receipt of such material.

2.9.    The Company will provide to the Fund at least one complete copy of each report, solicitation for voting instructions, application for exemption, request for no-action relief, and any amendment to any of the above (or any amendment to the registration statement, prospectus, statement of additional information, piece of sales literature or other promotional material) that relates to the Fund or the Administrator within 10 Business Days of the filing of the document with the Commission, the Financial Industry Regulatory Authority (“FINRA”), or other regulatory authorities.

2.10.    For purposes of this Article II, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements, newspapers, magazines, or other periodicals, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media, sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, shareholder newsletters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials.

2.11.    The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund or the Administrator in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Fund shares (as such registration statement and prospectus may be amended or supplemented from time to time), annual and semi-annual reports of the Fund, Fund-sponsored proxy statements, or in sales literature or other promotional material approved by the Fund or its designee, except as required by legal process or regulatory authorities or with the written permission of the Fund or its designee.

2.12.    The Fund or its designee will provide to the Company at least one complete copy of each report, solicitation for voting instructions, application for exemption, request for no-action relief, and any amendment to any of the above (or any amendment to the registration statement, prospectus, statement of additional information, piece of sales literature or other promotional material) that relates to the Fund and the Contracts within 10 Business Days of the filing of the document with the Commission, FINRA, or other regulatory authorities.

2.13.    The Fund and the Administrator shall not give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement, prospectus or private placement memorandum for the Contracts (as such registration statement, prospectus or private placement memorandum may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company.

2.14.    At the request of either party to this Agreement, the other party will make available to the requesting party’s independent auditors and/or representatives of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested.

2.15.    So long as, and to the extent, that the Commission interprets the 1940 Act to require pass-through voting privileges for variable contract owners, the Company will provide pass-through voting privileges to owners of the Contracts, unless exempt therefrom, whose cash values are invested, through the Accounts, in shares of the Fund and shall distribute all proxy material furnished by the Fund to Contract owners. The Fund shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculated voting privileges in the manner established by the Fund. With respect to each Account, the Company will vote shares of the Fund held by the Account and for which no timely voting instructions from Contract owners are received as well as shares it owns that are held by that Account, in the same proportion as those shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Fund shares held by Contract owners without the prior written consent of the Fund, which consent may be withheld in the Fund’s sole discretion. The Company shall inform the Board if and when it determines to disregard the voting instructions of Contract owners.

2.16.    The Company acknowledges and agrees that it is the responsibility of the Company and other Participating Insurance Companies to determine investment restrictions and any other restrictions, limitations or requirements under state insurance law applicable to any Portfolio, the Fund or the Administrator, and that neither the Fund nor the Administrator shall bear any responsibility to the Company or other Participating Insurance Companies for any such determination or the correctness of such determination.

2.17    The Parties agree to the shareholder information provisions in Appendix B in accordance with Rule 22c-2 under the 1940 Act.

ARTICLE III

Representations and Warranties

3.1.    The Company represents and warrants that it is an insurance company duly organized and validly existing under the laws of the State of                      and that it has legally and validly established each Account as a segregated asset account under such law on the dates set forth in Schedule A.

3.2.    The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account, unless exempt therefrom, as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

3.3.    The Company represents and warrants that the Contracts are, or will be, registered under the 1933 Act to the extent required by the 1933 Act prior to any issuance or sale of the Contracts, the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state law.

3.4.    The Company represents and warrants that it will abide by all of the provisions of the then current Fund prospectus.

3.5.    The Fund represents and warrants that it is duly organized and validly existing under the laws of the State of Minnesota.

3.6.    The Administrator represents and warrants that it is an insurance company duly organized and validly existing under the laws of the State of Wisconsin.

3.7.    The Company represents that the Contracts are currently treated as annuity or life insurance contracts under applicable provisions of the Code and warrants and agrees that it will make every effort to maintain such treatment and that it will notify the Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

3.8.    The Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations, and requirements. In addition, the Company represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

3.9.    The Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable laws, rules and regulations relating to consumer privacy, including, but not limited to, Regulation S-P.

3.10.    The Fund represents and warrants that the Fund shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and that the Fund will be registered under the 1940 Act prior to any issuance or sale of such shares. The Fund shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

3.11.    The Fund represents and warrants that the investments of each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder. In the event of a breach of this Section 3.7 by the Fund, it will take all reasonable steps to: (1) immediately notify the Company of such breach, and (2) adequately diversify the Fund so as to achieve compliance within the grace period afforded by Section 1.817-5(b) of the rules and regulations under the Code.

ARTICLE IV

Potential Conflicts

4.1.    The parties acknowledge that the Fund’s shares may be made available for investment to other Participating Insurance Companies and to qualified plans. In such event, the Directors will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies and participants of all qualified plans. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory or other authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract owners, variable life insurance contract owners and trustees of qualified plans; (f) a decision by an insurer to disregard the voting instructions of contract owners; or (g) if applicable, a decision by a qualified plan to disregard the voting instructions of plan participants. The Directors shall promptly inform the Company if they determine that a material irreconcilable conflict exists and the implications thereof. The Directors shall have sole authority to determine whether a material irreconcilable conflict exists and their determination shall be binding upon the Company.

4.2.    The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Directors. The Company will assist the Directors in carrying out their responsibilities under the Exemptive Order and this Article IV by providing the Directors, upon reasonable request, with all information reasonably necessary for them to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions. The responsibilities to report and assist the Directors shall be carried out with a view only to the interests of Contract owners and plan participants.

4.3.    If it is determined by a majority of the Directors, or a majority of the disinterested Directors, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Directors) take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account and obtaining any necessary approvals or orders of the Commission in connection therewith. The resolution of any material irreconcilable conflict shall be carried out with a view only to the interests of Contract owners and plan participants.

4.4.    If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account.

4.5.    If any material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account within six (6) months after the Fund gives written notice that it has determined that such decision has created a material irreconcilable conflict; provided, however, that such withdrawal and termination, assuming required regulatory approvals have been received, shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. Until the end of such six (6) month period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.

4.6.    For purposes of Sections 4.3. through 4.5. of this Agreement, a majority of the disinterested Directors shall determine whether any proposed action adequately remedies any material irreconcilable conflict. The Company shall not be required by Section 4.3 to establish a new funding medium for the Contracts if any offer to do so has been declined by a vote of a majority of the Contract owners materially and adversely affected by the material irreconcilable conflict. In the event that the Directors determine that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within six (6) months after the Fund gives written notice of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict, as determined by a majority of the disinterested Directors.

4.7.    The Company shall at least annually submit to the Directors such reports, materials or data as the Directors may reasonably request so that the Directors may fully carry out the duties imposed upon them by the Exemptive Order and this Article IV. Such reports, materials and data shall be submitted more frequently if deemed appropriate by the Directors. The Fund hereby notifies the Company that Account prospectus disclosure regarding potential risks of mixed and shared funding maybe appropriate.

4.8.    If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed and/or shared funding (as defined in the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, or Rule 6e-3, as adopted, to the extent such rules are applicable.

ARTICLE V

Indemnification

5.1.    The Company agrees to indemnify and hold harmless the Fund and each of its Directors, officers, employees and agents, the Administrator and its affiliates and each of their respective directors, trustees, officers, employees and agents, and each person, if any, who controls the Fund, the Administrator or an affiliate within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 5.1.) against any and all losses, claims, damages, liabilities or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale, acquisition, or redemption of the Fund’s shares through the Contracts and:

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a registration statement, prospectus or private placement memorandum for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company relating to the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents”), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Fund for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Fund Documents as defined in Section 5.3.(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale, distribution or acquisition of the Contracts or Fund shares; or

(c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Fund Documents as defined in Section 5.3.(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Fund by or on behalf of the Company; or

(d) arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

(e) arise out of or result from any material breach of any representation, warranty or agreement made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company; or

(f) arise out of or result from negligence or wrongful conduct in the Company’s administration of the Accounts or the Contracts.

5.2.    The Fund agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 5.2.) against any and all losses, claims, damages, liabilities or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the operation of the Fund and:

(a) arise out of or result from any failure by the Fund to provide the services or furnish the materials required under the terms of this Agreement; or

(b) arise out of or result from any material breach of any representation, warranty or agreement made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund.

5.3. The Administrator agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 5.3.) against any and all losses, claims, damages, liabilities or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale, acquisition, or redemption of the Fund’s shares or the Contracts and:

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus for the Fund (or any amendment or supplement thereto), (collectively, “Fund Documents”), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Fund or the Administrator by or on behalf of the Company for use in Fund Documents or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Fund or the Administrator or persons under their control, with respect to the sale, distribution or acquisition of the Contracts or Fund shares; or

(c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Fund or the Administrator; or

(d) arise out of or result from any failure by the Administrator to provide the services or furnish the materials required under the terms of this Agreement; or

(e) arise out of or result from any material breach of any representation, warranty or agreement made by the Administrator in this Agreement or arise out of or result from any other material breach of this Agreement by the Administrator.

5.4. No party to this Agreement shall be liable under the indemnification provisions of Section 5.1., 5.2., or 5.3., as applicable, with respect to any Losses incurred or assessed against an indemnified party that arise from such indemnified party’s willful misfeasance, bad faith or gross negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of obligations or duties under this Agreement.

5.5. No party to this Agreement shall be liable under the indemnification provisions of Section 5.1., 5.2., or 5.3., as applicable, with respect to any claim made against an indemnified party unless such indemnified party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim which shall have been served upon or otherwise received by such indemnified party (or after such indemnified party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the indemnified party in the absence of Sections 5.1., 5.2. and 5.3. except to the extent that the indemnifying party has been prejudiced by such failure to give notice.

5.6. In case any such action is brought against the indemnified parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with consent of the indemnified party and with counsel mutually agreed to by the parties. If the indemnifying party assumes such defense, the indemnified party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the indemnified party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

ARTICLE VI

Termination

6.1. This Agreement shall continue in full force and effect until the first to occur of:

(a) termination by any party for any reason by three (3) months advance written notice delivered to the other parties; or

(b) termination by the Company by written notice to the Fund and Administrator with respect to any Portfolio based upon the Company’s determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts or not consistent with the Company’s obligations to Contract owners; provided, however, that such a termination shall apply only to the Portfolio not reasonably available and the Fund shall have ten (10) Business Days from the initial notification by the Company of the deficiency to correct such deficiency and, if not cured within ten (10) Business Days, termination is automatically effective; or

(c) termination by the Company by written notice to the Fund and Administrator with respect to any Portfolio in the event such Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d) termination by the Company by written notice to the Fund and Administrator with respect to any Portfolio in the event that the Fund fails to comply with the diversification requirements under Section 817 of the Code, or under any successor or similar provision; or

(e) termination by the Fund or the Administrator by written notice to the Company if the Fund or the Administrator shall determine, in its sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity and that material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of the Company, the Administrator or the Fund; but no such termination shall be effective under this subsection (e) until the Company has been afforded a reasonable opportunity to respond to a statement by the Fund or the Administrator concerning the reason for notice of termination hereunder; or

(f) termination by the Company by written notice to the Fund and the Administrator if the Company shall determine, in its sole judgment exercised in good faith, that the Fund, the Administrator, or an investment adviser to the Fund has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity and that material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of the Fund or the Administrator; but no such termination shall be effective under this subsection (f) until the Fund and the Administrator have been afforded a reasonable opportunity to respond to a statement by the Company concerning the reason for notice of termination hereunder; or

(g) termination by the Fund or the Administrator in the event that formal administrative proceedings are instituted against the Company by FINRA, the Commission, an insurance commissioner or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund’s shares; provided, however, that the Fund or the Administrator determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(h) termination by the Company in the event that formal administrative proceedings are instituted against the Fund or the Administrator by FINRA, the Commission, any state securities or insurance department or any other regulatory body regarding the duties of the Fund or the Administrator under this Agreement, provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or the Administrator, as applicable, to perform its obligations under this Agreement.

6.2. Notwithstanding any termination of this Agreement, the Fund and the Administrator shall, at the option of the Company, continue to make available additional shares of the Fund (or any Portfolio) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement, provided that the Company continues to pay the costs set forth in Article II.

6.3. The provisions of Article V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.15. shall survive the termination of this Agreement as long as shares of the Fund are held on behalf of Contract owners in accordance with Section 6.2.

ARTICLE VII

Notices

Any notice shall be sufficiently given when sent by registered or certified mail, or by overnight delivery with a nationally recognized courier, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

Thrivent Series Fund, Inc.

Attn:

If to the Administrator:

Thrivent Financial for Lutherans

Attn:

If to the Company:

Life Insurance Company

Attn:

or at such other address as such party may from time to time specify in writing to the other party. Each such notice, request or consent to a party shall be sent by registered or certified United States mail with return receipt requested or by overnight delivery with a nationally recognized courier, and shall be effective upon receipt. Notices pursuant to the provisions of Article II may be sent by facsimile to the person designated in writing for such notices or by such other means (including electronic delivery) as agreed to by the parties.

ARTICLE VIII

Miscellaneous

8.1. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

8.2. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

8.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

8.4. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Minnesota without regard to its conflicts of law provisions.

8.5. The parties to this Agreement acknowledge and agree that all liabilities of the Fund arising directly or indirectly under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Fund and that no Director, officer, agent or holder of shares of beneficial interest of the Fund shall be personally liable for any such liabilities.

8.6. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Commission, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

8.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

8.8. The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

8.9. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that no party may assign this Agreement without the prior written consent of the other party.

8.10. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date and year first above written.

LIFE INSURANCE COMPANY	THRIVENT SERIES FUND, INC.

By:	By:
Name:	Name:
Title:	Title:

THRIVENT FINANCIAL FOR LUTHERANS

By:
Name:
Title: President

APPENDIX A

Separate Accounts, Contracts and Designated Portfolios

Name of Separate Accounts and Date

Established by Board of Directors

Contracts Funded by Separate Account

Designated Portfolios

APPENDIX B

Shareholder Information

DEFINITIONS

The term “Shares” means the beneficial interests of Shareholders corresponding to the redeemable securities of record issued by the Fund that are held by the Company.

The term “Shareholder” means the holder of interests in Contract, or a participant in an employee benefit plan with a beneficial interest in a Contract or a Portfolio.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Portfolio as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) a step-up in Contract value pursuant to a Contract benefit; (iv) allocation of assets to a Portfolio through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free-look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Portfolio as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Portfolio as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term “written” includes electronic writings and facsimile transmissions.

ARTICLE 1. Shareholder Information

1.1.    Agreement to Provide Information. The Company agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Company during the period covered by the request. Unless otherwise specifically requested by the Fund, the Company shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

1.2.    Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

1.3.    Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

1.4.    Form and Timing of Response.

1.4.1.    The Company agrees to provide, promptly upon request of the Fund or its designee, the information requested pursuant to this Article 1. If requested by the Fund or its designee, the Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1.1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 1.1 for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Company additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

1.4.2.    Responses required by Article 1 must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Company. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

1.5.    Limitations on Use of Information. The Fund agrees not to use the information received pursuant to these provisions for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

ARTICLE 2. Trading Restrictions

2.1.    Agreement to Restrict Trading. The Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Company’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through the Company.

2.2.    Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Company, the Fund agrees to provide to the Company, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the contract holder that violated the Fund’s policies relating to eliminating or reducing any dilution of the value of the Fund’s outstanding Shares.

2.3.    Timing of Response. The Company agrees to execute instructions as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Company.

2.4.    Confirmation by Company. The Company must provide written confirmation to the Fund that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.